THE MONEY MARKET PORTFOLIO
                        ADMINISTRATIVE SERVICES AGREEMENT


         ADMINISTRATIVE SERVICES AGREEMENT, dated as of December 29, 1995, by and between The Money Market Portfolio, a New York trust (the "Portfolio"), and Morgan Guaranty Trust Company of New York, a New York trust company ("Morgan").

                              W I T N E S S E T H:

         WHEREAS, the Portfolio is engaged in business as an open-end investment company registered under the Investment Company Act of 1940 (collectively with the rules and regulations promulgated thereunder, the "1940 Act");

         WHEREAS, the Portfolio wishes to engage Morgan to provide certain financial, fund accounting oversight and administrative services for the Portfolio, and Morgan is willing to provide such services for the Portfolio, on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

         1. DUTIES OF MORGAN. Subject to the general direction and control of the Board of Trustees of the Portfolio, Morgan shall perform such financial, fund accounting oversight, administrative and related services as may from time to time be reasonably requested by the Portfolio, which shall include without limitation: a) preparing the Portfolio's tax returns and financial statements and other financial reports for review by the Portfolio's independent auditors;
b) coordinating the Portfolio's annual audit; c) developing the Portfolio's budget and establishing its rate of expense accrual; d) preparing the tax information necessary for investors including the calculation of the allocated amount of income attributable to each investor, if any, which has been subject to withholding or other tax assessments or other governmental charges by non-United States tax jurisdictions; e) calculating the daily partnership allocation for the Portfolio from the financial information furnished to it by the Portfolio's custodian; f) overseeing the Portfolio's custodian and transfer agent, including monitoring the daily income accrual and collection, expense accrual and disbursement, and computation of the Portfolio's net asset value; verifying the calculation of performance data for the Portfolio; monitoring the trade reporting for portfolio securities transactions; monitoring the pricing of portfolio securities and compliance with amortized cost procedures, if applicable; and monitoring the computation of the Portfolio's income and capital gains and confirming that they have been properly allocated to the holders of record; and g) providing such other related services as the Portfolio may reasonably request, to the extent permitted by applicable law. Morgan shall provide all personnel and facilities necessary in order for it to provide the services contemplated by this paragraph.

         Morgan assumes no responsibilities under this Agreement other than to render the services called for hereunder, on the terms and conditions provided herein. In the performance of its duties under this Agreement, Morgan will comply with the provisions of the Declaration of Trust and By-Laws of the Portfolio and the Portfolio's stated investment


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objective, policies and restrictions, and will use its best efforts to safeguard and promote the welfare of the Portfolio, and to comply with other policies which the Board of Trustees may from time to time determine.

         2. BOOKS AND RECORDS. In compliance with the requirements of Rule 31a-3 under the 1940 Act, Morgan hereby agrees that all records which it maintains for the Portfolio are the property of the Portfolio and further agrees to surrender promptly to the Portfolio any such records upon the Portfolio's request.

         3. LIAISON WITH AND OPINION OF THE PORTFOLIO'S INDEPENDENT PUBLIC ACCOUNTANTS.

         3.1. Morgan shall act as liaison with the Portfolio's independent public accountants and shall provide, upon request, account analyses, fiscal year summaries and other audit-related schedules. Morgan shall take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as such may be required by the Portfolio from time to time.

         3.2. Morgan shall take all reasonable action, as the Portfolio may from time to time request, to obtain from year to year favorable opinions from the Portfolio's independent public accountants with respect to its activities hereunder in connection with the preparation of the Portfolio's registration statement on Form N-1A, reports on Form N-SAR or other periodic reports to the Securities and Exchange Commission and with respect to any other requirements of such Commission.

         4. REPORTS TO PORTFOLIO BY INDEPENDENT PUBLIC ACCOUNTANTS. Morgan shall provide the Portfolio, at such times as the Portfolio may reasonably require, with reports by independent public accountants on the accounting system and internal accounting control relating to the services provided by Morgan under Sections 1(d) and 1(e) of this Agreement; such reports, shall be of sufficient scope and in sufficient detail, as may reasonably be required by the Portfolio to provide reasonable assurance that any material inadequacies would be disclosed by such examination, and if there are no such inadequacies, the reports shall so state.

         5. ALLOCATION OF CHARGES AND EXPENSES. Morgan shall bear all of the expenses incurred in connection with carrying out its duties hereunder. The Portfolio shall pay the usual, customary or extraordinary expenses incurred by the Portfolio, including without limitation compensation of Trustees; federal and state governmental fees; interest charges; taxes; membership dues in the Investment Company Institute allocable to the Portfolio; fees and expenses of the Portfolio's administrator, Morgan pursuant to the Investment Advisory Agreement and this Agreement, Pierpont Group, Inc. pursuant to the Portfolio Fund Services Agreement, the Portfolio's custodian for all services to the Portfolio (including safekeeping of funds and securities and maintaining required books and accounts), independent auditors, legal counsel and of any transfer agent, registrar or dividend disbursing agent of the Portfolio; brokerage expenses; expenses of preparing, printing and


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                                                         3

mailing reports, notices, proxy statements and reports to investors and governmental offices and commissions; expenses of preparing and mailing agendas and supporting documents for meetings of Trustees and committees of Trustees; insurance premiums; expenses of calculating the net asset value of interests in the Portfolio; expenses of meetings of investors in the Portfolio; expenses relating to the issuance of interests in the Portfolio; and litigation and indemnification expenses.

         6. COMPENSATION OF MORGAN. For the services to be rendered and the expenses to be borne by Morgan hereunder, the Portfolio shall pay Morgan a fee at an annual rate as set forth on Schedule A attached hereto. This fee will be computed daily and payable as agreed by the Portfolio and Morgan, but no more frequently than monthly.

         7. LIMITATION OF LIABILITY OF MORGAN. Morgan shall not be liable for any error of judgment or mistake of law or for any act or omission in the performance of its duties hereunder, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of the reckless disregard of its obligations and duties hereunder.


         8. ACTIVITIES OF MORGAN. The services of Morgan to the Portfolio are not to be deemed to be exclusive, Morgan being free to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

         9. TERMINATION. This Agreement may be terminated at any time, without the payment of any penalty, by the Board of Trustees of the Portfolio or by Morgan, in each case on not more than 60 days' nor less than 30 days' written notice to the other party.

         10. SUBCONTRACTING BY MORGAN. Morgan may subcontract for the performance of its obligations hereunder with any one or more persons; PROVIDED, HOWEVER, that, unless the Portfolio otherwise expressly agrees in writing, Morgan shall be as fully responsible to the Portfolio for the acts and omissions of any subcontractor as it would be for its own acts or omissions.

         11. FURTHER ACTIONS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

         12. AMENDMENTS. This Agreement may be amended only by mutual written consent.

         13. MISCELLANEOUS. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements, terminations, extensions or other understandings relating to Morgan's provision of financial, fund accounting oversight or administrative services for the Portfolio. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be


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                                                         4

binding and shall inure to the benefit of the parties hereto and their respective successors, to the extent permitted by law.

         14. NOTICE. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid (1) to Morgan at Morgan Guaranty Trust Company of New York, 522 Fifth Avenue, New York, New York 10036, Attention: Managing Director, Funds Management Division, or (2) to the Portfolio c/o Signature Financial Group (Grand Cayman), Ltd. at P.O. Box 2494, Elizabethan Square, 2nd Floor, George Town, Grand Cayman BWI, Attention:
Treasurer.

         15. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, all as of the day and year first above written. The undersigned officer of the Portfolio has executed this Agreement not individually, but as an officer of the Portfolio under the Portfolio's Declaration of Trust, dated January 29, 1993, as amended, and the obligations of this Agreement are not binding upon any of the Trustees or investors of the Portfolio individually, but bind only the trust estate.

                               THE MONEY MARKET PORTFOLIO


                               By /S/ MATTHEW HEALEY
                                 Matthew Healey, Chairman and
                                 Chief Executive Officer

                               MORGAN GUARANTY TRUST COMPANY OF NEW YORK


                               By /S/ KATHLEEN H. TRIPP
                                 Kathleen H. Tripp, Vice President
RMMFFAS3


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                                   SCHEDULE A

                          ADMINISTRATIVE SERVICES FEES
            PORTFOLIOS LISTED ON SCHEDULE B (THE "MASTER PORTFOLIOS")

                  The financial, fund accounting oversight and administrative services fee charged to and payable by each Master Portfolio is equal to its proportionate share of an annual complex-wide charge. This charge is calculated daily based on the aggregate net assets of the Master Portfolios and in accordance with the following annual schedule:

                  0.06% on the first $7 billion of the Master Portfolios' aggregate average daily net assets; and 0.03% of the Master Portfolios' aggregate average daily net assets in excess of $7 billion

The portion of this charge payable by each Master Portfolio is determined by the proportionate share that its net assets bear to the total of the net assets of the Master Portfolios, The Pierpont Funds, The JPM Institutional Funds, The JPM Advisor Funds and other investors in the Master Portfolios for which Morgan provides similar services.

Approved:         December __, 1995
                  Effective December 29, 1995

RMMFFAS3


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                                   SCHEDULE B

                                MASTER PORTFOLIOS

         The Treasury Money Market Portfolio
         The Money Market Portfolio
         The Tax Exempt Money Market Portfolio
         The Short Term Bond Portfolio
         The U.S. Fixed Income Portfolio
         The Tax Exempt Bond Portfolio
         The Selected U.S. Equity Portfolio
         The U.S. Small Company Portfolio
         The Non-U.S. Equity Portfolio
         The Diversified Portfolio
         The Non-U.S. Fixed Income Portfolio
         The Emerging Markets Equity Portfolio
         The New York Total Return Bond Portfolio
         The Asia Growth Portfolio, a series of The Series Portfolio
         The Japan Equity Portfolio, a series of The Series Portfolio The European Equity Portfolio, a series of The Series Portfolio

Revised December, 1995